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                                                                   Exhibit 99.01






              REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS ON
                          FINANCIAL STATEMENT SCHEDULE


We have audited the consolidated balance sheets of Concur Technologies, Inc. as of September 30, 1996 and 1997, and June 30, 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended September 30, 1997, and the nine months ended June 30, 1998, and have issued our report thereon dated August 14, 1998 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Seattle, Washington                    ERNST & YOUNG LLP
August 14, 1998
                                      /S/ ERNST & YOUNG LLP